SHAREHOLDERS’ AGREEMENT

between

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED

and

WINLEN CASINO OPERATORS (PROPRIETARY) LIMITED

Prepared by:
Bowman Gilfillan Attorneys
SA Reserve Bank Building, 60 St George's Mall, Cape Town, 8001
PO Box 248, Cape Town, 8000, South Africa
Tel +27 21 480 7800  Fax +27 21423 2141
Reference: RA Anderson/jm/132950

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context -

1.1.1.	“the / this Agreement” means the agreement set out in this document and the appendices (if any) hereto;

1.1.2.	“the Auditors” means the auditors for the time being of the Company;

1.1.3.	“the BEE Act” means the Broad-Based Black Economic Empowerment Act, No. 53 of 2003;

1.1.4.	“the Board” means the board of directors of the Company;

1.1.5.	“Business Day” means any day other than a Saturday, Sunday or statutory public holiday in the Republic of South Africa;

1.1.6.
“Century” means Century Casinos Africa (Proprietary) Limited, Registration No. 1996/010501/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the Republic of South Africa;

1.1.7.	“Century’s Attorneys” means Bowman Gilfillan Attorneys, of SA Reserve Bank Building, 60 St George’s Mall, Cape Town, 8001;

1.1.8.	“the Closing Date” means the date upon which the Sale of Shares Agreement becomes unconditional in accordance with the terms thereof;

1.1.9.
“the Company” means Balele Leisure (Proprietary) Limited, Registration No. 1998/002723/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the Republic of South Africa;

1.1.10.	“the Companies Act” means the Companies Act, No. 61 of 1973, as amended;

1.1.11.	“the Documents of Title” means:

1.1.11.1.	the original share certificates in respect of the Shares to be sold or otherwise transferred in terms of this Agreement;

1.1.11.2.	duly signed share transfer forms; and

1.1.11.3.	written and signed cession of that portion of the Shareholders’ Claims pro-rata to the number of Shares sold;

1.1.12.
“the Existing Shareholders’ Agreement” means the shareholders’ agreement entered into between the members of the Company prior to the Signature Date and effective as between the members of the Company as at the Signature Date;

1.1.13.	“the Parties” means Winlen and Century and any other Shareholder collectively and “Party” shall mean Winlen or Century or any other Shareholder alone, as the context may indicate or require;

1.1.14.
“Prime Overdraft Rate” means the prime overdraft lending rate of the bank with which the Company conducts the Company’s current account which, in the event of dispute, shall be as certified by the manager of that bank, whose authority it shall not be necessary to prove and which certificate shall constitute prima facie proof of the contents thereof and which interest shall be capitalized monthly in arrears;

1.1.15.
“the Sale of Shares Agreement” means an agreement for the sale by Chicory Investments (Proprietary) Limited, Registration No. 1985/000896/07, Dynamo Investments Limited, Registration No. 1995/004006/06, Harvest Moon Investment Holdings (Proprietary) Limited, Registration No.1998/010314/07, Izulu Gaming (Proprietary) Limited, Registration No. 1998/008061/07, Khulani Holdings Limited, Registration No. 1979/006828/06, Libalele Leisure (Proprietary) Limited, Registration No. 1998/011953/07, Malesela Gaming (Proprietary) Limited, Registration No. 1998/018625/07, Oakland Leisure- Investments (Newcastle) (Proprietary) Limited, Registration No. 1997/009965/07, Purple Rain Properties No. 62 (Proprietary) Limited, Registration No. 1997/020100/07, Ruvuma Investment (Proprietary) Limited, Registration No. 1997/016346/07, Saphila Health Investments (Proprietary) Limited, Registration No. 1998/011294/07, , Viva Leisure Investment Holdings (Proprietary) Limited, Registration No. 1997/015979/07, and The Viva Trust No. IT 954/1991, representing in total approximately, but not less than, 60% (sixty percent) of the issued share capital of the Company to Century for the sum of R57 500 000.00 (fifty-seven million five hundred thousand rand) or, in the event of the gross gaming revenue of the Permanent Casino exceeding R95 000 000.00 (ninety-five million rand) in the first 12 (twelve) months of operation of the Permanent Casino, the sum of R60 000 000.00 (sixty million rand);

1.1.16.	“Shareholder” means the owner of Shares in the Company;

1.1.17.	“the Shareholders’ Claims” means all claims which a Shareholder might individually have against the Company for monies lent and advanced or howsoever arising at the relevant date;

1.1.18.	“Shareholders’ Equity” means the Shares in the Company owned by a Shareholder together with that Shareholder’s Claims (if any);

1.1.19.	“Shares” means shares forming part of the issued share capital of the Company;

1.1.20.	“the Signature Date” means the date on which the Party which signs this Agreement last in time, so signs;

1.1.21.
“Winlen” means Winlen Casino Operators (Proprietary) Limited, Registration No. 2000/029023/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the Republic of South Africa.

1.2.	In this Agreement, unless clearly inconsistent with or otherwise indicated by the context:

1.2.1.
any reference to any act of Parliament or other statutory provision shall be deemed to mean a reference to such provision inclusive of any modification, extension, substitution or re-enactment thereof, in which event the relevant provisions of this Agreement affected by such modification, extension, substitution or re-enactment, shall be deemed to have been amended, mutatis mutandis;

1.2.2.	any reference to the singular includes the plural and vice versa;

1.2.3.	any reference to natural persons includes legal persons and vice versa; and

1.2.4.	any reference to a gender includes the other genders.

1.3.
The use of the word “including” followed by a specific example or examples shall not be construed or interpreted as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording and/or such specific example or examples.

1.4.	The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in the interpretation of this Agreement.

1.5.
All appendices (if any), schedules or like documents attached to this Agreement shall form part, or be deemed to form part, of this Agreement, for all purposes mutatis mutandis as if incorporated into the body of this Agreement.

1.6.	This Agreement shall be governed by and construed and interpreted in accordance with the law of the Republic of South Africa.

2.	CONDITION PRECEDENT

2.1.
This Agreement, save for the provisions of clauses 1, this clause 2 and clauses 16, 18, 19, 20 and 21 which shall be of immediate force and effect and remain binding on the Parties, shall be subject to and conditional upon fulfillment of the condition precedent that the Sale of Shares Agreement is signed by the parties thereto and becomes unconditional in accordance with the terms thereof.

2.2.	The Parties shall use their best endeavours to bring about fulfillment of the condition precedent referred to in clause 2.1 hereof.

2.3.
If the condition precedent referred to in 2.1 hereof is not timeously fulfilled, this Agreement shall become null and void and the Parties shall forthwith be restored as near as may be to the condition in which they would have been had this Agreement not been entered into. No Party shall have any claim against any other Party pursuant to such non-fulfillment, save for a Party’s claim to be restored as contemplated above.

2.4.
In the event that the condition precedent referred to in clause 2.1 hereof is duly fulfilled and this Agreement becomes unconditional, this Agreement shall commence or be deemed to have commenced as from the Closing Date.

3.	CAPITAL REQUIREMENTS

3.1.
In the event that the Company requires further capital, any such additional capital shall be financed by way of loans to the Company from financial institutions and/or other third parties, or from any one or more, but not all, Shareholders, provided that any loans so made by a Shareholder are made on an armslength basis and on terms not more onerous to the Company than the Company would be able to arrange with a financial institution or other third party.

3.2.
Should the Shareholders unanimously agree that the further capital requirements of the Company should be funded otherwise than as provided in 3.1 and by way of Shareholders’ loans or subscription of share capital, the Shareholders shall, unless otherwise agreed in writing, each be obliged to lend to the Company such sum as bears in relation to the total further capital raised by way of loans from the Shareholders, the same ratio as the number of Shares owned by the relevant Shareholder bears to the total issued share capital of the Company at that time or, in the case of subscription of share capital, to subscribe for such proportion of the total additional shares in the share capital of the Company which are to be issued as bears the same ratio thereto as the number of Shares owned by that Shareholder bears to the total issued share capital of the Company.

3.3.
The Shareholders agree that should any financial institution and/or third party to which application is made by the Company for a loan, as a condition for the granting of the relevant loan to the Company require that the Shareholders provide any suretyship, pledge of shares, guarantee or indemnity in respect of the obligations of the Company, the Shareholders shall bind themselves jointly in the proportions of their shareholdings for this purpose on behalf of the Company unless otherwise agreed between them in writing. In such event, if any suretyship, pledge of shares, guarantee or indemnity is given on behalf of the Company by the Shareholders jointly and severally or by one of the Shareholders and not by the others, then the Shareholders shall be liable among themselves in respect of such suretyship, pledge of shares, guarantee or indemnity in proportion to their respective shareholdings in the Company at the time of payment under the suretyship, guarantee or indemnity and any Shareholder which has been required under a suretyship, pledge of shares, guarantee or indemnity to pay out more than that Shareholder’s aliquot share shall be entitled to recover from the other Shareholders the amount paid out in excess of the Shareholder’s aliquot share.

3.4.	Except in the case of any loan made by a Shareholder as contemplated in 3.1, any Shareholders’ loans shall:

3.4.1.	subject to any provisions to the contrary contained in this Agreement or agreed to in writing by the Shareholders at the time that the loan is made, be unsecured;

3.4.2.	bear interest at a rate agreed on by the Shareholders and the Company;

3.4.3.	be repayable:

3.4.3.1.	out of the profits of the Company available for distribution as a dividend and only if all Shareholders are repaid simultaneously and proportionately; or

3.4.3.2.	on the Company being wound-up or placed under judicial management; or

3.4.3.3.	should the Company sell, or otherwise alienate all or a substantial part of the assets of the Company.

3.5.
Should any one of the Shareholders (“the Defaulting Shareholder”) at any time fail to lend and advance to the Company the Defaulting Shareholder’s portion of any capital which the Defaulting Shareholder is obliged to lend to the Company pursuant to the Shareholders having agreed to provide such funding to the Company in the manner contemplated in 3.2, or at any time fail to furnish any suretyship, pledge of shares, guarantee or indemnity, as agreed in 3.3 and remain in default for more than 21 (twenty-one) days after receipt of a notice from the other Shareholders (“the Non-Defaulting Shareholders”) or the Company calling upon the Defaulting Shareholder to remedy that default, the Defaulting Shareholder shall be deemed on the day following the expiry of the said notice period to have offered the Defaulting Shareholder’s entire Shareholder’s Equity or a portion thereof, which, when realized, shall equal or exceed in value the portion of any capital which the Defaulting Shareholder is obliged to lend to the Company, for sale to the Non-Defaulting Shareholders pro-rata and in proportion to their respective shareholding in the Company on the terms that:

3.5.1.	the offer to all the Non-Defaulting Shareholders shall be open for acceptance for a period of 21 (twenty-one) days from the date upon which the offer was deemed to have been made;

3.5.2.	acceptance of the offer shall be valid only if made timeously and in writing;

3.5.3.	the purchase consideration for the Shareholder’s Equity concerned shall be the agreed fair market value thereof;

3.5.4.
if, at the relevant time, the Parties to such sale are unable to agree on a fair market value of the Shareholder’s Equity so sold, the Non-Defaulting Shareholders and the Defaulting Shareholder shall appoint the Auditors to determine the market value of the Shareholder’s Equity, in which event:

3.5.4.1.	the Auditors shall value the Shareholder’s Equity so sold:

3.5.4.1.1.	having regard to the fair value of the business of the Company and the Company’s subsidiaries as a going concern;

3.5.4.1.2.	on the basis of an armslength transaction as between a willing seller and a willing purchaser;

3.5.4.1.3.	taking into account whether or not such Shares may represent a minority shareholding in the Company;

3.5.4.1.4.	disregarding any restrictions in this Agreement or the articles of association of the Company concerning the transfer of Shares;

3.5.4.1.5.	applying such principles and methods of valuation as the Auditors in their bona fide discretion deem fit;

3.5.4.2.	the Auditors shall act as experts and not as an arbitrator;

3.5.4.3.	the Auditors shall reduce their valuation to writing and cause copies thereof to be distributed to each of the Shareholders;

3.5.4.4.	the Auditors’ decision shall be final and binding on the Shareholders;

3.5.5.
the purchase price of the Shareholder’s Equity for sale shall be payable within 14 (fourteen) days of the determination of the purchase price therefor and against delivery of the Documents of Title, duly completed;

3.5.6.
upon payment of the purchase price to the Defaulting Shareholder, the risk in and beneficial ownership of the Shareholder’s Equity of the Defaulting Shareholder so sold shall pass to the Non-Defaulting Shareholders and the Non-Defaulting Shareholders shall be entitled to have their names entered in the register of members of the Company as owners of the Shares in question;

3.5.7.
any of the Non-Defaulting Shareholders may accept the offer deemed to have been made in terms of 3.5 in respect of a greater proportion of the Shareholder’s Equity offered than a Non-Defaulting Shareholder’s pro-rata share thereof, provided that such acceptance shall only be effected in respect of such excess if and to the extent that the other Non-Defaulting Shareholders accept the offer in respect of a smaller proportion than their respective pro-rata entitlement and provided further that if acceptances in terms of this 3.5.7 together constitute acceptances for more than the shareholding offered, then the Shareholder’s Equity offered shall be apportioned among the accepting Non-Defaulting Shareholders in the proportions as near as may be to the existing shareholdings in the Company on the date of the Non-Defaulting Shareholder’s offer, but on the basis that no Non-Defaulting Shareholder shall be obliged to purchase more Shares than the number of Shares tendered for by that Non-Defaulting Shareholder;

3.5.8.
should the deemed offer of the Defaulting Shareholder, pursuant to the provisions of 3.5 not be accepted as contemplated in 3.5 (whether in full or only insofar as a portion but not all of the Shareholder’s Equity is concerned), then the Defaulting Shareholder shall be deemed to have offered the Defaulting Shareholder’s entire Shareholder’s Equity or a portion thereof, as the case may be, to the Company on the same terms and conditions, and should the Company not accept such offer then the Non-Defaulting Shareholders may, without prejudice to any rights the Non-Defaulting Shareholders might otherwise have in law or in terms of this Agreement including the right to claim damages as a result of that breach, contribute the Defaulting Shareholder’s portion of the Shareholder’s loan required to fund the Company and recover the amount thereof from the Defaulting Shareholder on demand, provided that notwithstanding anything to the contrary contained in this Agreement, no Shareholder shall be entitled to cancel this Agreement pursuant to a breach by the Non-Defaulting Shareholder of the provisions contained in 3.2 and/or 3.3;

3.5.9.
all costs incurred by the Company and the Non-Defaulting Shareholders in determining the value of the Shareholder’s Equity of the Defaulting Shareholder shall be paid by the Defaulting Shareholder and be deducted from the purchase price of the Shareholder’s Equity for sale prior to payment of any part thereof to the Defaulting Shareholder;

3.5.10.
the Non-Defaulting Shareholders shall on each occasion on which the Defaulting Shareholder fails to contribute, be entitled to act in terms of 3.5 and the Non-Defaulting Shareholders’ election on any particular occasion not to act as contemplated in terms of 3.5 shall not prejudice the Non-Defaulting Shareholders’ right or election on any subsequent occasion;

3.5.11.
the provisions of 3.5 are for the benefit of each of the Shareholders and the Company, and may be enforced against the Defaulting Shareholder by either the Non-Defaulting Shareholders, the Company or any one of them.

3.6.
Should the Non-Defaulting Shareholders contribute more in terms of 3.2 than their proportionate share of the Shareholder’s loan to be made available to the Company, and not exercise their rights in terms of 3.5, the amount of that excess outstanding from time to time shall:

3.6.1.1.
bear interest against the Company from the date on which it is advanced by the Non-Defaulting Shareholders until the date of repayment to those Non-Defaulting Shareholders, at Prime Overdraft Rate from time to time;

3.6.1.2.
together with interest, be repaid by the Company to the Non-Defaulting Shareholders on demand provided that the working capital requirements of the Company allow for such repayments and provided further that the Company shall not declare or pay any dividend until the amount of such excess shall have been repaid;

3.6.1.3.	be repaid to the Non-Defaulting Shareholders before any other Shareholders’ loans are repaid.

4.	TRANSFER OF SHARES

4.1.
Unless otherwise agreed to in writing by all the Shareholders or as stipulated in this Agreement, a Shareholder may dispose of the Shares owned by that Shareholder in accordance with the provisions of this Agreement, and then only if, in one and the same transaction, that Shareholder likewise disposes of a pro-rata share of that Shareholder’s Claims. Accordingly, all references in this Agreement, to the disposal of a Share shall, unless the context otherwise requires, be deemed to apply also to a pro-rata proportion of the Claims of the owner of such Shares. Furthermore, any reference to a valuation of Shares in this Agreement shall, unless the context otherwise requires, be deemed to refer also to a valuation of the pro-rata proportion of the Claims of the owner of such Shares.

4.2.
Unless all the other Shareholders should unanimously agree thereto in writing, or as might be required in compliance with a Shareholder’s obligations arising under this Agreement, no Shareholder shall pledge, encumber, cede or otherwise alienate that Shareholder’s Shareholders' Equity, or any rights over or relating to such Shareholder’s Shareholders' Equity, or allow any charge or encumbrance over, or relating thereto, to arise.

5.	THE BOARD

5.1.
The Board shall consist of 7 (seven) directors. While Century owns 60% (sixty percent) or more of the issued share capital of the Company, Century shall have the right to appoint not fewer than 4 (four) and while Winlen owns not less than 39.9% (thirty-nine comma nine percent) of the issued share capital of the Company, Winlen shall have the right to appoint a maximum of 3 (three) directors, provided that all the directors appointed by Winlen shall be “black people” as defined in the BEE Act.

5.2.
A Shareholder shall be entitled to request the removal of any director nominated by that Shareholder and to nominate a director to replace any director nominated by that Shareholder who ceases for any reason to be a director of the Company, provided that no decision by Winlen to request the removal of a director of the Company nominated by Winlen shall be binding unless approved by at least a 75% (seventy-five percent) majority of the shareholders of Winlen.

5.3.
Each director shall have the power to nominate any person possessing the necessary qualifications of a director, to act as an alternate director in his place during his absence or inability to act as a director, provided that the appointment of an alternate director shall be approved by the Board, which approval shall not be unreasonably withheld, and on such appointment being made, the alternate director shall, in all respects, be subject to the terms, qualifications and conditions existing with reference to the other directors of the Company.

5.4.
Any appointment, removal or replacement of any director nominated by a Shareholder shall be effected by notice in writing to the Company signed by and on behalf of the Shareholders making such appointment, removal or replacement and shall take effect, subject to any contrary intention expressed in the notice and to compliance with the provisions of the Companies Act, when the notice is delivered to the Company.

5.5.
Each Shareholder and the directors appointed by the Shareholders shall be obliged to vote in favour of all resolutions necessary from time to time to give effect to the provisions of this 5 and their votes shall not be withheld without good cause being shown, it being agreed that the onus shall be on the Shareholder which has nominated a director withholding his vote to show good cause for the director doing so and to procure that the Company attends to the punctual notification of the changes to the Registrar of Companies and otherwise as may be required by law.

5.6.
Each director shall have 1 (one) vote. Neither the chairman nor the vice chairman shall have a casting vote in addition to his deliberative vote. A resolution shall be effective and binding if passed by a simple majority of the Board.

5.7.
A quorum for a meeting of the Board will be 5 (five) directors of whom the majority shall be directors appointed by Century, present at the commencement of and throughout a meeting of the Board. If within half an hour after the time appointed for a Board meeting, a quorum is not present, the meeting will stand adjourned to the same day in the next week at the same time and place, or if such day is not a Business Day, the first Business Day thereafter, and if at such adjourned meeting a quorum is not present within half an hour after the time appointed after proper notice has been given, provided directors appointed by Century are present and constitute the majority of the directors present, the directors present shall constitute a quorum and any directors’ resolution taken at such adjourned meeting shall be binding and of full force and effect.

5.8.	The Board shall meet as often and on such occasions as the Board should decide is necessary.

5.9.	Seven (7) clear days notice shall be given of all meetings of the Board unless all the directors of the Company agree on a shorter period of notice.

5.10.
The directors may participate in and act at any meeting through the use of a conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting by the person or persons so participating.

5.11.	A resolution in writing, signed by all the directors shall be:

5.11.1.	valid and effective as if it had been passed at a meeting of directors properly called and constituted; and

5.11.2.	deemed to have been passed on the day on which that resolution is signed by the director doing so last in time.

5.12.	The Shareholders undertake, unless otherwise agreed in writing, to procure that any directors appointed by them resign as such immediately upon such Shareholder ceasing to be a Shareholder.

5.13.
No-one who for any reason does not pass the probity provisions of the KwaZulu-Natal Gambling Board or comply with the requirements referred to at 10.1 shall be eligible for appointment as a director of the Company or an alternate director of the Company or be appointed as a director or alternate director of the Company.

6.	CHAIRMAN OF THE BOARD

The chairman of the Board shall be whomsoever of the directors Century should determine is the chairman, provided that if the chairman is one of the directors appointed by Century he is a black person as contemplated in the definition of “black people” in the BEE Act and if the chairman is one of the directors appointed by Winlen he may be any one of the directors appointed by Winlen. In addition to the chairman, the directors shall appoint a vice chairman of the Board.

7.	GENERAL MEETINGS

7.1.
The quorum for a general meeting of the Company shall be Century and at least 1 (one) other Shareholder or their authorised representatives who shall be another Shareholder, provided that while Winlen is a Shareholder owning not less than 20% (twenty percent) of the total issued share capital of the Company, the other Shareholder is Winlen. If within half an hour after the time appointed for such general meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or if such day is not a Business Day, the first Business Day thereafter and if at such adjourned meeting a quorum is not present within half an hour after the time appointed for the meeting, provided that Century is one of the Shareholders present, the Shareholder or Shareholders present shall constitute a quorum.

7.2.	No business shall be transacted at a general meeting of the Company unless a quorum is present at the commencement of and throughout the meeting.

7.3.	A resolution in writing, signed by all the Shareholders shall be:

7.3.1.	valid and effective as if it had been passed at a general meeting of the Company properly called and constituted; and

7.3.2.	deemed to have been passed on the day on which that resolution is signed by the Shareholder doing so last in time.

7.4.
On a poll each ordinary Shareholder who is present or represented at a general meeting shall have one vote for each ordinary share registered in the Shareholder’s name. Save as otherwise provided in this Agreement or by the Companies Act, a resolution shall be effective and of force if passed by a simple majority of the Shareholders present or represented at a general meeting.

7.5.
The Shareholders may participate in and act at any meeting through the use of a conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other. Participation at such meeting shall constitute attendance and presence in person at the meeting by the person or persons so participating.

8.	MINORITY PROTECTION

Winlen shall enjoy such rights as a minority shareholder as are provided in the Companies Act and in terms of relevant legislation affecting the Company as the holder of a casino operator’s licence.

9.	PRE-EMPTIVE RIGHTS

9.1.
Save as provided for in 3.5, no Shareholder (“the Offeror”) shall sell, transfer, exchange, dispose of or otherwise alienate any of the Offeror’s Shareholder’s Equity unless the Offeror complies with the provisions of this 9.

9.2.

9.2.1.
The Offeror shall deliver to the other Shareholders (“the Offerees”) a memorandum setting out the full terms and conditions upon which the Offeror is prepared to sell the Offeror’s Shareholder’s Equity, including the purchase price.

9.2.2.
Delivery of the said memorandum to the Offerees shall constitute an irrevocable offer for acceptance by the Offerees for a period of 30 (thirty) days (“the Offer Period”) following the date of receipt of the offer by the Offerees and:

9.2.2.1.
entitle each Offeree to that proportion of the Shareholder’s Equity on offer as the number of Shares owned by such Offeree bears to the aggregate number of Shares owned by all the Offerees (“the Offeree’s Proportion”);

9.2.2.2.	shall not be subject to any other term or condition except that:

9.2.2.2.1.	each Offeree shall be entitled to accept the whole or part only of that Offeree’s Proportion;

9.2.2.2.2.
the Offerees who accept the offer shall be required to indemnify the Offeror (in the proportion in which the Shares acquired by the Offeree bears to the total shareholding of the Offeree in the Company) against any claim made against the Offeror by virtue of the Offeror’s liability as surety or guarantor, for any of the obligations of the Company.

9.2.3.
If within the Offer Period the offer has not been accepted by all the Offerees, then within a further period of 30 (thirty) days, the Offerees who have accepted the offer shall be entitled to acquire that proportion of the Shareholder’s Equity not taken up as the number of Shares owned by the Offeree in question bears to the aggregate number of Shares owned by all the Offerees who have accepted the offer, and so on until all the Shareholder’s Equity on offer has been taken up by the Offerees who wish to do so.

9.3.

9.3.1.
Should any proportion of the Shareholder’s Equity offered for sale in terms of 9.2 remain unsold despite the provisions of 9.2 having been complied with, then the Offeror shall be entitled within a further 60 (sixty) days, to sell to any third party, at not less than the price and on conditions which are not more favourable to such third party than those upon which the Offerees were entitled to purchase the Offeror’s Shareholder’s Equity in terms of 9.2, provided that such third party shall become a party to this Agreement and agrees to be bound mutatis mutandis by the terms and conditions of this Agreement, or any other existing agreement between the Shareholders relating to the Company.

9.3.2.
Should the Offeror not dispose of such Shareholder’s Equity within the 60 (sixty) day period referred to in 9.3.1, all the provisions of 9.2 shall again apply, mutatis mutandis, to any further disposal of such Shareholder’s Equity.

10.	COMPLIANCE WITH LICENSING REQUIREMENTS

It is recorded:

10.1.
that the major proportion of the business of the Company is that of conducting business as a casino. In the event that any legislation affecting the conduct of the casino business of the Company provides that directors, alternate directors, Shareholders and/or employees of the Company should comply with any specific requirements, anyone who is a director or alternate director of the Company and/or a Shareholder who does not comply or is unable to comply with the relevant requirements shall:

10.1.1.
in the case of a director or alternate director, be required immediately to resign as a director or alternate director or immediately be removed as a director or alternate director by the Shareholder by whom he was appointed or, if the relevant Shareholder fails to do so, by the other Shareholders; and

10.1.2.
in the case of a Shareholder, be required immediately to offer to sell that Shareholder’s Shareholders’ Equity to the other Shareholders according to the provisions of 3.5.1 to 3.5.4 and 3.5.7 to 3.5.9 inclusive mutatis mutandis as if the Shareholder concerned were “the Defaulting Shareholder” contemplated in 3.5, save that the purchase consideration for the Shareholder’s Equity concerned, agreed as provided in 3.5.3 or determined as provided in 3.5.4 shall be subject to a discount of 25% (twenty-five percent). The purchase price of the Shareholder’s Equity in such circumstances shall be payable in 36 (thirty-six) equal monthly instalments, the first of which instalments shall be payable within 14 (fourteen) days of the determination of the purchase price therefor and against delivery of the Documents of Title, duly completed. Upon payment of the first of the 36 (thirty-six) monthly instalments and delivery of the Documents of Title, the risk in and beneficial ownership of the Shareholder’s Equity of the defaulting Shareholder shall pass to the purchaser which shall be entitled to have the purchaser’s name entered into the register of members of the Company as owner of the shares in question;

10.2.
that as a condition of the grant and retention by the Company of a casino licence, the Company is under an obligation to implement a share incentive scheme entitling members of staff of the Company to a total of 1.92% (one comma nine two percent) of the issued share capital of the Company. Winlen, or Winlen together with any Shareholder other than Century, shall exclusively make available for the implementation of the staff share incentive scheme the Shares required in order to enable the Company to comply with the obligations imposed upon the Company in such regard by the KwaZulu-Natal Gambling Board for the grant and retention of the casino licence of the Company and Winlen hereby indemnifies Century and the Company against any loss or damages which might be suffered by Century and/or the Company in the event of Winlen breaching Winlen’s obligations in such regard;

10.3.
that in order to comply with policy determined having regard to the provisions of the BEE Act, it is essential, so as to enable the Company to retain the Company’s casino licence that the black empowerment status of the Company be maintained, which is dependant upon the black empowerment status of Winlen. Should the black empowerment status of Winlen at any time reduce below the level of the black empowerment status of Winlen as at the date of signature of the Sale of Shares Agreement, the Shareholders, other than Winlen, shall have the right to require Winlen immediately to sell Winlen’s Shareholders’ Equity to the other Shareholders according to the provisions of 3.5.1 to 3.5.4 and 3.5.7 to 3.5.9 inclusive mutatis mutandis as if Winlen were “the Defaulting Shareholder” contemplated in 3.5, save that the purchase consideration for the Shareholder’s Equity concerned, agreed as provided in 3.5.3 or determined as provided in 3.5.4 shall be subject to a discount of 25% (twenty-five percent). The purchase price of Winlen’s Shareholder’s Equity in such circumstances shall be payable in 36 (thirty-six) equal monthly instalments, the first of which instalments shall be payable within 14 (fourteen) days of the determination of the purchase price therefor and against delivery of the Documents of Title, duly completed. Upon payment of the first of the 36 (thirty-six) monthly instalments and delivery of the Documents of Title, the risk in and beneficial ownership of Winlen’s Shareholder’s Equity shall pass to the purchaser which shall be entitled to have the purchaser’s name entered into the register of members of the Company as owner of the shares in question.

11.	ARTICLES OF ASSOCIATION

11.1.	To the extent that the provisions of the articles of association of the Company may conflict with the provisions of this Agreement:

11.1.1.	any Shareholder may require the articles of association of the Company to be amended to accord with the provisions of this Agreement;

11.1.2.	the Shareholders shall vote in favour of all resolutions of the Company necessary to amend the articles of the Company in terms of this 11

11.2.
To the extent that the provisions of this Agreement may conflict with the provisions of the Company’s articles of association, the provisions of this Agreement shall take precedence and shall be given effect to accordingly by the Shareholders.

12.	SUPERSESSION

This Agreement shall cancel and supersede the Existing Shareholders’ Agreement, provided that such cancellation shall not absolve any Shareholder prior to Century becoming a Shareholder from fulfilling any obligation owed another Shareholder arising under or by reason of the Existing Shareholders’ Agreement.

13.	BREACH

13.1.
If any Party is in breach or fails to observe any of the provisions of this Agreement (“the Defaulting Party”) and fails to remedy such breach or failure within 30 (thirty) days after having received written notice from any of the non-defaulting Parties to do so, the non-defaulting Parties shall, in addition to any other remedies available to them in law, be entitled to institute action against the Defaulting Party claiming:

13.1.1.	specific performance; and/or

13.1.2.	payment of damages.

14.	GOOD FAITH

14.1.	The Parties shall co-operate and consult with each other regarding the activities of the Company and the promotion of the business of the Company, it being the intention that:

14.1.1.	the relationship between them shall be governed by the principles of the utmost good faith; and

14.1.2.	the affairs of the Company shall be administered and promoted with the highest degree of integrity between the Shareholders.

14.2.
All transactions between the Company and the Shareholders and the Company and any entities controlling or controlled by the Shareholders, whether directly or indirectly, shall be conducted on a bona fide armslength basis. Any facilities, whether for finance or goods or services, whether from the Shareholders or from third parties, shall be procured on an armslength basis on normal commercial terms and prices.

15.	CESSION

No Party to this Agreement shall cede, assign, transfer, encumber or delegate any of its rights in terms of this Agreement without the prior written consent of the other Parties.

16.	CONFIDENTIALITY

16.1.
The Parties acknowledge that any information supplied in connection with this Agreement or in connection with each other’s technical, industrial or business affairs which has been or may in any way whatsoever be transferred or come into the possession or knowledge of any other of them (“the Receiving Party”) may consist of confidential or proprietary data, disclosure of which to or use by third parties might be damaging to the Party concerned.

16.2.
The Receiving Party agrees to hold such material and information in the strictest confidence, to prevent any copying thereof by whatever means and not to make use thereof other than for the purposes of this Agreement and to release it only to such properly authorised directors, employees or third parties requiring such information for the purposes of this Agreement and agrees not to release or disclose it to any other party who has not signed an agreement expressly binding himself not to use or disclose it other than for the purposes of this Agreement.

16.3.	The undertaking and obligations contained in this 16 do not apply to information which:

16.3.1.	is publicly available at the date of disclosure or thereafter becomes publicly available from sources other than the Parties;

16.3.2.	the Receiving Party demonstrates was already in the Receiving Party’s possession prior to receipt by or disclosure to the Receiving Party;

16.3.3.	is required by law to be disclosed;

16.3.4.	after being disclosed to the Receiving Party is disclosed by any other person to the Receiving Party otherwise than in breach of any obligation of confidentiality.

17.	SUCCESSORS-IN-TITLE

This Agreement shall be binding on the successors-in-title and/or assignees and/or cessionaries of the Parties.

18.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and:

18.1.
no consensual cancellation, alteration or variation of the Agreement or settlement of any disputes arising under this Agreement shall be of any force and effect unless agreed to by all the Parties and then recorded in writing;

18.2.	no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be binding unless recorded in writing and signed by the Parties;

18.3.	no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein; and

18.4.
no extension of time, waiver or relaxation of any of the provisions or terms of this Agreement shall operate as an estoppel against any Party in respect of that Party’s rights under this Agreement, nor shall it preclude such Party thereafter from exercising such Party’s rights strictly in accordance with this Agreement.

19.	VALIDITY

Should any provisions contained in this Agreement be found to be fully or partially invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. Further, if any provision is found to be invalid and/or unenforceable, the result and effect intended by such provision shall be achieved by replacing it with an appropriate valid and/or enforceable provision.

20.	NOTICES AND DOMICILIA

20.1.
The Parties choose as their domicilium citandi et executandi their addresses set out in this clause 20 for all processes arising out of or in connection with this Agreement at which addresses all the processes and notices arising out of or in connection with this Agreement, the breach or termination thereof may validly be served upon or delivered to the Parties.

20.2.	For the purposes of this Agreement the Parties’ respective addresses shall be:

20.2.1.         Winlen:
c/o Deloitte
Deloitte Place
2, Pencarrow Crescent
Pencarrow Park
La Lucia Ridge Office Estate
La Lucia
4051
Facsimile No. 031-5607351;

20.2.2.         Century:
20th Floor
1 Thibault Square
Cape Town
8001
Facsimile No. 021-4213739

or such other address in the Republic of South Africa, not being a post office box or poste restante, of which the Party concerned may notify the others in writing.

20.3.	Any notice given in terms of this Agreement shall be in writing and shall, unless the contrary is proved:

20.3.1.	if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;

20.3.2.	if delivered by courier service be deemed to have been received by the addressee on the 1st (first) Business Day following the date of such delivery;

20.3.3.	if transmitted by facsimile be deemed to have been received by the addressee 1 (one) Business Day after dispatch.

20.4.
Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the Parties from another including by way of facsimile transmission or e-mail shall be adequate written notice or communication to such Party.

21.	COSTS

The costs of and incidental to the negotiation, drawing and signing of this Agreement shall be borne by the Parties incurring those costs.

SIGNED AT    Durban   THIS  16th   DAY OF   Novemeber  2005
AS WITNESSES:

1. /s/ R. Thiokham

2. /s/ S. Mngomezu                                                                      /s/ V. Reddy
For and on behalf of
Winlen Casino Operators
(Proprietary) Limited

SIGNED AT     Cape Town   THIS   21st  DAY OF   Novemeber  2005
AS WITNESSES:

1. /s/ Clint Jackson

2. /s/ Diane Wallendorf                                                               /s/ Christian Gernert
For and on behalf of
Century Casinos Africa
(Proprietary) Limited